FLORIDIAN FINANCIAL GROUP, INC.

REPORTS SECOND QUARTER RESULTS

Lake Mary, FL – July 29, 2010 - Floridian Financial Group, Inc., a multi-bank holding company headquartered in Lake Mary, Florida, reported a net loss of $3.4 million or $.54 per share for the three months ended June 30, 2010. These results compare to a net loss of $1.4 million or $.22 per share for the same period last year. The increased loss for the quarter was solely driven by additional provision for loan losses as other financial measures showed favorable improvements.

Total assets increased $37.5 million, or 8.3%, from $450.3 million at June 30, 2009 to $487.8 million at June 30, 2010. Loans increased $12.9 million, or 4.0%, from June 30, 2009. Deposits were $431.1 million at June 30, 2010, up $53.5 million, or 14.2%, from June 30, 2009.

“After a first quarter where we saw positive signs the Florida economy was improving, the second quarter reflected a slowing economy and declining credit quality. In keeping with our commitment to our shareholders, we continue to aggressively and proactively recognize potential problem loans and value those loans appropriately. We were successful in our efforts to obtain full payment on some troubled loans which contributed to a net reduction to our loan portfolio during the second quarter,” said Charlie Brinkley, Chairman and Chief Executive Officer of Floridian Financial Group. “We have a highly experienced management team, seasoned lenders, and energetic business development officers who continue to work hard to build new quality banking relationships. Our capital ratios remain healthy, above regulatory ‘well capitalized’ levels, and our low cost core deposit base affords us liquidity to manage through these uncertain times,” added Brinkley.

FLORIDIAN FINANCIAL GROUP, INC. (continued)

“We remain committed to funding our earning asset growth at favorable spreads, diligent in managing our noninterest expenses and focused on improving our asset quality which should all lead to improved operating results as we navigate through these uncertain economic times,” commented Tom Dargan, President of Floridian Financial Group.

Results - Second Quarter

Overall, the results for the quarter were favorable in all respects compared to the same period last year except for the provision for loan losses which increased $3.2 million. Net interest income had a favorable trend increasing $575 thousand, or 18.9%, in the second quarter of 2010 compared to the same period in 2009. Interest income grew $494 thousand primarily due to $27.0 million average loan growth. Interest expense experienced a net decline of $81 thousand as funding costs declined from 2.07% to 1.75% while average deposit balances grew $35.0 million. The net interest margin was 3.26% for the recent quarter compared to 3.09% for the same period last year.

As mentioned above, the second quarter loan loss provision was $3.6 million, up $3.2 million from the 2009 second quarter as the Company experienced declining credit quality in the second quarter of 2010. This deterioration was concentrated among three loans totaling $14.0 million and were commercial real estate in nature.

Noninterest expense showed a favorable decrease of $582 thousand, or 13.8%, in the second quarter of 2010 compared to the second quarter of 2009. In 2009, a $570 thousand operating loss was recognized and the Company paid a one-time insurance premium assessment to the FDIC of $194 thousand. The Company’s 2010 professional fees increased $164 thousand due to higher costs associated with being an SEC registrant.

FLORIDIAN FINANCIAL GROUP, INC. (continued)

Results – Six months ended June 30, 2010

Net interest income increased $1.4 million, or 24.3%, in the first six months of 2010 compared to the same period in 2009. Interest income increased $1.2 million primarily due to average loans growing $31.5 million or 10.3%. Average interest bearing deposits grew $39.2 million, or 12.4%, which increased interest expense $632 thousand; however, the cost of those deposits declined 35 basis points reducing interest expense $827 thousand. The net interest margin increased to 3.26% for the six months ended June 30, 2010 from 2.93% in the same period ended June 30, 2009.

Declining credit quality in the first half of 2010 compared to the first half of 2009 resulted in an increase of $3.1 million to the loan loss provision.

Noninterest expense declined $736 thousand through the first six months of 2010 compared to the same period in 2009. In 2009, a $570 thousand operating loss was recognized and the loss was partially recovered in 2010 resulting in a recovery of $440 thousand. Occupancy expenses increased $193 thousand primarily reflecting higher costs associated with a new branch opened in the fourth quarter of 2009. Expenses related to repossessed real estate and personal property increased $205 thousand.

Balance Sheet

Loans ended the quarter at $335.0 million, a decrease of $1.7 million compared to December 31, 2009. During the first half of 2010, the Company originated approximately $17.0 million in new loans, experienced significant loan payoffs totaling approximately $14.3 million and also recorded loan charge-offs of $4.9 million.

Compared to June 30, 2009, loans increased of $12.9 million, or 4.0%. Residential mortgage loans increased $4.5 million, commercial real estate loans increased $17.0 million, and commercial loans decreased $7.0 million.

FLORIDIAN FINANCIAL GROUP, INC. (continued)

Deposits totaled $431.1 million at the end of June 2010, an increase of $27.4 million, or 13.5% annualized, compared to December 31, 2009. The deposit growth occurred in time deposits and demand deposits which increased $12.2 million and $15.8 million, respectively.

Compared to June 30, 2009, deposits increased $53.5 million, or 14.2%. Time deposits grew $53.9 million, demand deposit accounts increased $18.8 million and money market accounts decreased $16.1 million.

Asset Quality

Non-performing assets (non-accrual loans, non-performing restructured loans, and repossessed real estate and other property) as a percent of total assets was 4.04%. This percentage compares to 2.70% and 1.31% at December 31, 2009 and June 30, 2009, respectively.

Compared to December 31, 2009, nonaccrual loans were unchanged and totaled $3.1 million. Restructured loans classified as nonperforming were $14.3 million at the end of the second quarter, up $7.8 million from December 31, 2009, as the Company continued to work with clients encountering financial challenges. During the first half of 2010, other real estate owned declined $800 thousand due to sales of properties.

The allowance for loan losses (“ALL”) at June 30, 2010 was $7.9 million or 2.37% of total loans. The ALL to total loans was 2.68% and 1.22% at December 31, 2009 and June 30, 2009, respectively.

FLORIDIAN FINANCIAL GROUP, INC. (continued)

In the second quarter of 2010, we added $3.6 million to the allowance for loan losses compared to $423 thousand for the same period last year. The addition to the ALL in the second quarter of 2010 was due to loss estimates associated with loans modified with below market terms and loans to small businesses experiencing financial difficulties. Net loan charge-offs for the quarter and year-to-date were $4.8 million, 5.6% of average loans, and $4.9 million, 2.9% of average loans, respectively.

Capital

At June 30, 2010 capital remains above all “well capitalized” regulatory measures as evidenced in the following table:

(millions)	As of June 30, 2010	Well capitalized	Excess capital
Total risk based capital	$ 50.4	$ 38.0	$ 12.4
Tier 1 capital	$ 45.6	$ 22.8	$ 22.8
Leverage capital	$ 45.6	$ 23.9	$ 21.7

“Opportunities for new, good quality loans remain limited. We continue to identify these lending opportunities as we leverage our banking team’s service driven reputation and knowledge of the marketplace. We expect improved operating results as we pursue smart loan growth and manage our deposit mix and deposit costs. We remain engaged with our customers as the economic downturn prolongs. The quality of our loan portfolio is being actively monitored as we work with small businesses faced with continuing economic uncertainty,” concluded Brinkley.

Floridian Bank located in Volusia and Flagler Counties, Orange Bank of Florida operating in Orange, Seminole, Citrus and Lake Counties along with Floridian Financial Mortgage headquartered in Orlando are the principal subsidiaries of Floridian Financial Group.

FLORIDIAN FINANCIAL GROUP, INC. (continued)

Caution Regarding Forward Looking Statements

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially.  The following factors, among others, could cause our actual results to differ:  our ability and the costs to integrate acquisitions; the loss of key personnel; our need and our ability to incur additional debt or equity financing; the strength of the U.S. economy and the local economies where we conduct operations; the accuracy of our financial statement estimates and assumptions; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the frequency and magnitude of foreclosure of our loans; harsh weather conditions; manmade disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; increased competition and its effect on pricing; technological changes; security breaches and computer viruses that may affect our computer systems; changes in consumer spending and savings habits; our growth and profitability; changes in accounting; anti-takeover provisions under Federal and state law as well as our Articles of Incorporation and our bylaws; and our ability to manage the risks involved in the foregoing.  Additional factors can be found in our filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this letter speak only as of the date of this press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Floridian Financial Group, Inc.

Selected Financial Data

(Unaudited except for December 31, 2009 amounts)

(Dollars in thousands except per share amounts)

	June 30,		December 31,	June 30,
Balance Sheet Data	2010		2009	2009
Total assets	$487,818		$466,897	$450,321
Loans, net of unearned fees	$335,035		$336,724	$322,143
Allowance for loan losses	$7,944		$9,038	$3,936
Securities available for sale	$65,755		$81,707	$69,846
Securities held to maturity	$10,156		$12,259	$12,363
Deposits	$431,091		$406,652	$377,553
Shareholders’ equity	$48,192		$50,483	$58,842

Asset Quality Ratios
Non-Performing loans / total loans	5.19%		2.85%	1.52%
Non-Performing assets / total assets	4.04%		2.70%	1.31%
Allowance for loan losses / total loans	2.37%		2.68%	1.22%
Net charge-offs (recoveries) / average loans	2.93	%(1)	1.73%	1.87	%(1)

Capital Ratios
Equity / assets	9.88%		10.81%	13.07%
Leverage	9.56	%(2)	9.98%	12.80%
Tier 1 Risk-based	12.01	%(2)	12.49%	14.70%
Total Risk-based	13.27	%(2)	13.76%	15.70%

	For The Three Months Ended
	June 30,
Income Statement Data	2010	2009	Change
Interest income	$5,154	$4,660	$494
Interest expense	1,541	1,622	(81)
Net interest income	3,613	3,038	575
Provision for loan losses	3,634	423	3,211
Non-interest income	283	240	43
Non-interest expense	3,624	4,206	(582)
Income tax expense (benefit)	—	—	—
Net income (loss)	$(3,362)	$(1,351)	$(2,011)

Per Share Data
Basic earnings (loss) per share	($0.54)	($0.22)

Selected Operating Ratios
Return on average assets	(2.81%)	(1.23%)
Return on average equity	(13.28%)	(9.02%)
Yield on earning assets	4.65%	4.74%
Cost of interest bearing liabilities	1.75%	2.07%
Net interest margin	3.26%	3.09%

(1) Annualized

(2) Ratios are estimated as of the earnings release date

	For The Six Months Ended
	June 30,
Income Statement Data	2010	2009	Change
Interest income	$10,304	$9,104	$1,200
Interest expense	$3,175	3,370	(195)
Net interest income	$7,129	$5,734	1,395
Provision for loan losses	$3,823	738	3,085
Non-interest income	$575	636	(61)
Non-interest expense	$6,954	7,690	(736)
Income tax expense (benefit)	$—	—	—
Net income (loss)	$(3,073)	$(2,058)	$(1,015)

Per Share Data
Basic earnings (loss) per share	($0.50)	($0.33)

Selected Operating Ratios
Return on average assets	(1.29%)	(0.94%)
Return on average equity	(12.14%)	(6.84%)
Yield on earning assets	4.71%	4.66%
Cost of interest bearing liabilities	1.80%	2.15%
Net interest margin	3.26%	2.93%